Exhibit 99.1

LONE STAR	NEWS RELEASE
TECHNOLOGIES, INC.
CONTACT:	CHARLES J. KESZLER
(972) 770-6495
	Fax:	(972) 770-6411

LONE STAR TECHNOLOGIES REPORTS FOURTH QUARTER AND FISCAL 2006 EARNINGS

Dallas, TX, January 30, 2007 — Lone Star Technologies, Inc. (“Lone Star”) (NYSE: LSS) today reported quarterly net income of $18.1 million, or $0.58 per diluted share, for the fourth quarter of 2006, which was up from the 2006 third quarter net income of $16.6 million, or $0.53 per diluted share.  For the full year 2006, Lone Star’s net income was $108.2 million, or $3.47 per diluted share.  These results compare to net income for the fourth quarter of 2005 of $70.9 million, or $2.28 per diluted share, and fiscal year 2005 net income of $223.6 million, or $7.34 per diluted share.  The decrease in net income for 2006 was principally attributable to an income tax benefit in 2005 of $3.4 million compared to an income tax expense of $59.3 million in 2006 and higher percentage of revenues from sales of alloy grade OCTG in 2005 compared to 2006.

Fourth quarter 2006 total revenues of $334.8 million were basically unchanged from the third quarter of 2006. Oilfield revenues of $266.7 million were essentially the same as the 2006 third quarter revenues.  Oilfield shipment volumes increased 4% due to higher shipments of line pipe which comprised 33% of oilfield tubular shipment volumes, compared to 23% in the third quarter of 2006.  Average selling prices were 4% lower principally due to the higher percentage of line pipe shipments.

Fourth quarter 2006 revenues from specialty tubing were $42.7 million, down 3% from the third quarter of 2006 on 10% higher average selling prices and a 12% decrease in shipment volumes attributable to decreased steel service center purchases and lower demand for automotive applications.  Revenues from flat rolled steel and other products decreased 2% to $25.4 million on 5% higher average selling prices combined with a 7% decrease in shipment volumes.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $35.3 million in the fourth quarter of 2006 and $202.6 million for the full year 2006. A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release.  EBITDA is a non-GAAP liquidity measure commonly used by oilfield service and supply companies.

On October 24, 2006, Lone Star announced a buyback program of the company’s common stock for a total investment not to exceed $100 million to expire at the end of 2007.  As of January 29, 2007 the company had purchased 266,900 shares of its common stock at a total cost of approximately $12.5 million.  Lone Star’s balance of cash and short term investments at the end of 2006 was $166.4 million.  In addition, the company’s $225 million revolving credit facility remains available.

Rhys J. Best, Lone Star’s Chairman and Chief Executive Officer, stated, “In response to lower natural gas prices, distributors continued their cautionary OCTG purchasing pattern during the fourth quarter.  We believe this is healthy for overall OCTG industry inventory levels and should be beneficial as we move into 2007 with the average active domestic rig count in January up 16% from the same period a year ago.  Line pipe demand continued to improve in the fourth quarter with shipment volumes up 50% over the third quarter.  The many recent announcements of large pipe line projects provide further evidence of anticipated future demand growth.  Through our new joint venture with Welspun, we will be well-positioned to produce large diameter spiral welded line pipe to meet this growing demand. We also look forward to implementing the important joint ventures with Valin and Apolo we announced last year and to continuing to offer our customers the broadest array of high-quality products available.  Finally, our stock buyback program underscores our confidence in Lone Star’s business prospects, solid balance sheet and healthy long-term financial outlook.”

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; $ and shares in millions, except per share data)

	For the		For the
	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net revenues	$334.8	$337.5	$1,377.6	$1,285.1
Cost of goods sold	(292.7)	(261.1)	(1,142.6)	(1,012.8)
Gross profit	42.1	76.4	235.0	272.3
Selling, general and administrative expenses	(14.1)	(14.4)	(62.2)	(50.5)
Operating income	28.0	62.0	172.8	221.8
Interest income	1.8	2.3	10.4	5.8
Interest expense	(0.8)	(4.2)	(7.4)	(16.1)
Loss on early extinguishment of debt	—	—	(9.3)	—
Other income (expense)	(0.1)	—	1.0	8.7
Income before income tax	28.9	60.1	167.5	220.2
Income tax (expense) benefit	(10.8)	10.8	(59.3)	3.4
Net income	$18.1	$70.9	$108.2	$223.6
Depreciation & Amortization	7.4	7.0	28.8	27.9
Cash flows from operating activities	(4.8)	72.1	136.8	148.2
EBITDA	35.3	69.0	202.6	258.4
Per common share - basic:
Net income available to common shareholders	$0.59	$2.32	$3.54	$7.44
Per common share - diluted:
Net income available to common shareholders	$0.58	$2.28	$3.47	$7.34
Weighted average shares outstanding
Basic	30.6	30.6	30.6	30.0
Diluted	31.3	31.0	31.2	30.5

	For the Quarter Ended December 31,				For the Twelve Months Ended December 31,
	2006		2005		2006		2005
Revenues by Segment	$	%	$	%	$	%	$	%
	($ in millions)
Oilfield products	266.7	80	263.1	78	1,103.6	80	1,009.8	79
Specialty tubing products	42.7	13	44.8	13	176.5	13	181.5	14
Flat rolled steel and other products	25.4	7	29.6	9	97.5	7	93.8	7
Consolidated net revenues	334.8	100	337.5	100	1,377.6	100	1,285.1	100

	For the Quarter Ended December 31,				For the Twelve Months Ended December 31,
Shipments by Segment	2006	%	2005	%	2006	%	2005	%
	(in tons)
Oilfield products	183,100	75	165,600	68	737,600	74	665,100	72
Specialty tubing products	20,600	8	23,000	10	93,400	9	99,800	11
Flat rolled steel and other products	40,200	17	53,800	22	164,800	17	160,900	17
Total shipments	243,900	100	242,400	100	995,800	100	925,800	100

	Reconciliation of EBITDA to Cash Flows from Operations:
	For the Quarter		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
	($ in millions)
Cash flows from operating activities	$(4.8)	$72.1	$136.8	$148.2
Non-cash charge for stock compensation	(1.0)	(1.2)	(6.3)	(3.5)
Gain (loss) on sale of property	—	—	(0.1)	0.1
(Increases) decreases in working capital	33.0	(1.4)	13.4	117.5
(Increases) decreases in other assets and liabilities	(1.7)	8.4	—	(10.8)
Write off of debt issuance costs	—	—	2.5	—
Interest expense (income), net	(1.0)	1.9	(3.0)	10.3
Income tax expense (benefit)	10.8	(10.8)	59.3	(3.4)
EBITDA	$35.3	$69.0	$202.6	$258.4